Exhibit 10.1

TERMINATION AGREEMENT AND RELEASE

This TERMINATION AGREEMENT AND RELEASE, dated as of October 31, 2017 (this "Agreement"), is entered into by and among National Art Exchange, Inc. ("PubCo"), National Art Exchange LLC (“DECo”), and the members of DECo listed on the signature page hereto (each, a "DECo Member" and collectively, the “DECo Members”, together with the Pubco and DECo the Parties).

RECITALS

A. The DECo, DECo Members, and the PubCo entered into Share Exchange Agreement dated September 15, 2017 (the "SEA");

B. Pursuant to the SEA, PubCo acquired 100% of the issued and outstanding equity securities of DECo (the “DECo Interests”) from the DECo Members and, in exchange, issued to the DECo Members an aggregate of 100,000,000 newly issued shares of PubCo common stock, par value $0.001 per share (the “Exchange Shares”);

C. For due and valuable consideration, acknowledgement of which is received, the Parties have agreed to terminate, cancel and unwind the SEA, and any and all related agreements (including but not limited to SEA and the other agreements and documents contemplated hereby collectively referred to as the "Transaction Documents," copies of which are attached hereto).

NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1. Termination. For due and valuable consideration, acknowledgement of which is received the Parties agree that, effective immediately the Transaction Documents are hereby terminated, cancelled, deemed null and void, and shall be of no further force or effect. The Parties further agree that this Agreement terminates and cancels any and all understandings, oral and or written agreements, implied or otherwise among the Parties, which may not be specifically referenced in this Agreement.

2. Cancellation/Return of Exchange Shares. The DECo Members agree that effective the date hereof, all of the shares of Exchange Shares issued by the PubCo pursuant to the Transaction Documents in the amounts as set forth on Schedule A are hereby cancelled. Immediately prior to the execution by the Parties of this Agreement, the DECo Members will send to the Transfer Agent of the PubCo at the following address: Efraim Rios, Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, FL 32725, Phone: 813-344-4490 ext 258, via overnight delivery from a reputable courier, the following original documents: (i) certificates evidencing the Exchange Shares owned by such DECo Member (or assignee) for cancellation, and (ii) letters to the Transfer Agent of the signed by the DECo Members instructing the Transfer Agent to cancel such shares of Exchange Shares.

3.  Cancellation/Return of DECo Interests. The PubCo. agree that effective the date hereof, all of the DECCo Interests received by the PubCo pursuant to the Transaction Documents in the amounts as set forth on Schedule B are hereby cancelled and returned to the DECo Members.

4.  Covenant. Each of the parties covenants and agrees, at its own expense, to execute and deliver, at the request of the other party, such further instruments and to take such other action as such other party may reasonably request to effectuate the terms of this Agreement. The DECo Members further covenant and agree that the shares of Exchange Shares of the PubCo referenced in this Agreement represent all of the securities of the PubCo owned by the DECo Members. The DECo Members waive any and all preemptive rights to participate in any future financing of the PubCo or its affiliates.

5. Confidentiality; Publicity. Except for filings required by the PubCo with the Securities and Exchange Commission and related releases, copies of which shall be supplied to all parties prior to dissemination, the parties agree that each will keep confidential and will not disclose or divulge any confidential, proprietary, or secret information that they may obtain from the other parties pursuant to this Agreement, unless such information is known, or until such information becomes known, to the public; provided, however,that the parties may disclose such information (a) to their attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with this Agreement and the transactions contemplated hereby, (b) upon the request or demand of any governmental regulatory agency or authority after such party has first had a reasonable opportunity to contest or seek the modification of the request or demand, (c) that is or becomes available to the public other than as a result of a disclosure by the disclosing party, (d) in connection with any litigation to which a party is or may be a party, (e) to the extent necessary in connection with the exercise of any remedy under this Agreement or (f) to the extent otherwise required by law. No party hereto will issue any press release or other public announcement or disclose the terms of this Agreement (including, without limitation, any consideration payable hereunder) without the prior written approval of each other party, except as such disclosure may be made in the course of normal reporting practices by a party hereto or as otherwise required by law, including provisions of the Exchange Act of 1934. The provisions of this Section 5 shall survive the closing of this Agreement.

6. Survival of Representations and Warranties. All agreements, representations, warranties, and covenants contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

7. Mutual Releases; Covenants Not to Sue.

(a) The DECO and DECo Members for and on behalf of themselves and the DECo Member Related Parties (as defined below), do hereby unequivocally release and discharge the PubCo and any of its former and current subsidiaries, equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, successors or assignees or any former or current subsidiary, equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing (collectively, the "PubCo Related Parties"), from any and all past, present or future liabilities, actions, claims or damages of any kind or nature, in law, equity or otherwise, asserted or that could have been asserted, under any Applicable Law or otherwise, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, liquidated or not liquidated, fixed or contingent, whether or not concealed or hidden, from the beginning of time until the date of execution of this Agreement, that in any way arises from or out of, are based upon, or are in connection with or relate in any way to or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were, could have been, or in the future can or might be alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to, directly or indirectly: (i) the Transaction Documents, (ii) any breach, non-performance, action or failure to act under any of the Transaction Documents, (iii) the events leading to the termination of the Transaction Agreement, (iv) any deliberations or negotiations in connection with the Transaction Documents, and (v) any SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the transactions contemplated by the Transaction Documents (collectively, the "DECo Member Released Claims"); provided, however, that no Party shall be released from any breach, non-performance, action or failure to act under this Agreement occurring on or after the date hereof.

(b) The PubCo, for and on behalf of itself and the PubCo Related Parties, does hereby unequivocally release and discharge the DECo, DECo Members and any of their former and current subsidiaries, equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, spouses, heirs, trusts, trustees, successors, assignees, or any former or current subsidiary, equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing (collectively, the "DECo Member Related Parties"), from any and all past, present or future liabilities, actions, claims or damages of any kind or nature, in law, equity or otherwise, asserted or that could have been asserted, under any Applicable Law or otherwise, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, liquidated or not liquidated, fixed or contingent, whether or not concealed or hidden, from the beginning of time until the date of execution of this Agreement, that in any way arises from or out of, are based upon, or are in connection with or relate in any way to or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were, could have been, or in the future can or might be alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to, directly or indirectly: (i) the Transaction Documents and the transactions contemplated by the Transaction Documents, (ii) any breach, non-performance, action or failure to act under any of the Transaction Documents, (iii) the events leading to the termination of the Transaction Agreement, (iv) any deliberations or negotiations in connection with the Transaction Documents, and (v) any SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the transactions contemplated by the Transaction Documents (collectively, the "PubCo Released Claims" and, together with the DECo Member Released Claims, the "Released Claims"); provided, however, that no Party shall be released from any breach, non-performance, action or failure to act under this Agreement occurring on or after the date hereof.

(c) In connection with such waiver and relinquishment, the Parties acknowledge that they or their attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Claims, but that it is their intention hereby fully, finally and forever to settle and release all of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete mutual releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact.

(d) Each Party, on behalf of itself and its respective Related Parties, hereby covenants to each other Party and their respective Related Parties not to, with respect to any Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the investigation, filing, reporting or prosecution by such Party or its Related Parties or any third party of a suit, arbitration, mediation, or claim against any other Party and/or its Related Parties relating to any Released Claim. The covenants contained in this Section shall survive this Agreement indefinitely regardless of any statute of limitations.

8. Representations of the Parties.

(a) Each Party represents and warrants to the other Parties as follows:

(i) Such Party has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Party of this Agreement, the performance of its obligations hereunder and its consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action of such Party, as applicable, and no other action on the part of such Party, is necessary to authorize the execution and delivery by such Party of this Agreement, the performance by it of its obligations hereunder and its consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Party, and, assuming the due authorization, execution and delivery by the other Parties, constitute legal and binding obligations of such Party, enforceable against such Party in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

(ii) The execution and delivery by such Party of this Agreement does not, and the consummation of the transactions contemplated hereby and the performance of its obligations hereunder will not (with or without the giving of notice, the termination of any grace period or both): (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of such Party, as applicable or (b) to the best knowledge of each Party, violate any Applicable Law.

9. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, sent by fax, or nationally recognized overnight courier or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

 If to PubCo:

National Art Exchange, Inc.

200 Vesey Street, 24Fl, Unit 24196

New York

NY 10080

Attention: Qingxi Meng

Fax Number: +1 646-512-5855

If to DECo or the DECo Members, to:

National Art Exchange, Inc.

200 Vesey Street, 24Fl, Unit 24196

New York

NY 10080

Attention: Qingxi Meng

Fax Number: +1 646-512-5855

Notices provided in accordance with this Section 9 shall be deemed given (i) when received, if sent by hand, (ii) when received, if sent by facsimile prior to 5:00 p.m. local time at the place received (otherwise on the next following business day), (iii) one business day after delivery to a nationally recognized overnight courier service and (iv) five business days after deposit in the U.S. mail first class certified or registered, postage prepaid.

10. Entire Agreement. This Agreement, and any exhibits and schedules attached hereto or referenced herein embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to such subject matter. Notwithstanding the foregoing, the Parties have executed an Omnibus Agreement of even date herewith, which terminates and cancels any and all understandings, oral and or written agreements, implied or otherwise, between the Parties, which may not be specifically referenced herein.

11. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of each of the parties. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

13. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties

14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE TRANSACTION DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

17. Fees and Expenses. Each of the parties agrees to pay their respective costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby. In any action to enforce the terms of this Agreement, the successful party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the party that refused or failed to perform.

18. Reliance on Independent Legal Advice. Each of the Parties further represents and warrants to each other, as of the date hereof that it has received advice from its own, independent legal counsel prior to its execution of this Termination Agreement and is executing the same freely and voluntarily.

19. Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each Party will be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

[The immediately following page contains the signatures of the parties.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

NATIONAL ART EXCHANGE, INC.

By:	/s/ Qingxi Meng
Name: Qingxi Meng
Title: Chief Executive Officer

NATIONAL ART EXCHANGE LLC.

By:	/s/ Meng, Qingxi
Name: Meng, Qingxi
Title: Managing Member

NATIONAL ART EXCHANE LLC MEMBERS: /s/ Meng, Qingxi
Meng, Qingxi

/s/ Zhao, Hongxia
Zhao, Hongxia

/s/ Wang, Tianyi
Wang, Tianyi

/s/ Lu, Angella
Lu, Angella

/s/ Zheng, Qiliang
Zheng, Qiliang

/s/ Liu, Jianguo
Liu, Jianguo

/s/ Yi, Ming
Yi, Ming

/s/ Mai, Lun
Mai, Lun

/s/ Lin, Shengnan
Lin, Shengnan

/s/ Yang, Yong
Yang, Yong

[Signature Page to Termination Agreement and Release]

SCHEDULE A

Name	Shares of NAEX INC to be Cancelled
Meng, Qingxi	65,000,000
Zhao, Hongxia	5,000,000
Wang, Tianyi	5,000,000
Lu, Angella	4,000,000
Zheng, Qiliang	2,800,000
Liu, Jianguo	3,000,000
Yi, Ming	120,000
Mai, Lun	80,000
Lin, Shengnan	5,000,000
Yang, Yong	10,000,000
Total	100,000,000